Exhibit 10.54

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of November 2, 2004, by and between L.O.D.C. Group, LTD. a Texas limited partnership (the “Purchaser”) and Naturade, Inc., a Delaware corporation, (the “Seller”).

RECITALS

WHEREAS, Seller is the owner of various brands of aloe vera based health and beauty aid products and aloe vera gel concentrate drinks; and

WHEREAS, Attached hereto as Exhibit “A” and incorporated herein as if set forth at length is listing of all of the aloe vera based health and beauty aid products and aloe vera gel concentrate drinks owned by Seller (herein referred to as the “Aloe Products”); and

WHEREAS, The assets exclusively related to the Aloe Products include, but are not limited to, the following: trademarks, art work, legal documentation, web sites, domain names, phone numbers, legal documentation, formula for the Aloe Products, customer lists, goodwill, and inventory; and

WHEREAS, The parties desire to evidence an agreement for Purchaser to purchase all of the assets exclusively related to the Aloe Products from the Seller, on the terms and conditions set forth herein; and

WHEREAS, The Purchaser and Seller intend to enter into the transactions as of the date hereof (the “Effective Date”); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and representations herein contained, the Purchaser, and the Seller agree as follows:

Article I

Purchase and Sale

10.1	Purchase and Sale of Aloe Assets. On the terms and subject to the conditions herein expressed, Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase, good and marketable title to all of the assets, properties, and business of Seller of every nature, and description, whether tangible or intangible, contingent or otherwise, wherever so located and whether or not reflected on the books and records of Seller exclusively related to the Aloe Products, including, without limitation all copyrights, patents, trademarks, and trade names and associated goodwill, customer lists, sales data, marketing know-how, phone numbers, proprietary information, trade secrets, supplies, catalogs, finished goods, inventories, product labels, formulas, test data, studies, product formulations, mixing instructions, vendor specifications, web site, domain name, and systems (collectively hereinafter referred to as the “Aloe Assets”). Without limiting the generality of the foregoing, it is agreed that the Aloe Assets shall include, without limitation, all of the assets listed on Exhibit “B” to this Agreement and shall be deemed transferred to the Purchaser in their respective amounts existing on the Effective Date.

10.2	Assets Excluded. The Aloe Assets shall not include the “Naturade” trademark nor the “Active Aloe” trademark.

10.3	Purchase Orders. Purchaser shall assume all obligations and liabilities of Seller outstanding with respect to only the unfulfilled purchaser orders outstanding on the Closing Date and listed on Schedule “1.3”. Any and all amounts paid, receivable, and/or becoming due to Seller from third parties for said purchase orders shall be transferred and/or assigned to Purchaser.

10.4	No Assumption of Liabilities. Except as set forth in Section 1.3 above, Purchaser shall in no event assume or be responsible for any liabilities, liens, security interests, claims, obligations, or encumbrances of Seller, contingent or otherwise, and the Aloe Assets shall be sold and conveyed to Purchaser free and clear of all liabilities, liens, security interests, claims, obligations, and encumbrances. Without limiting the generality of the foregoing, in no event shall Purchaser assume or be responsible for: (i) any income, property, franchise, sales, use or other tax of Seller or any filing requirements or obligations with respect thereto arising out of or resulting from the sale of the Aloe Assets hereunder (all such taxes to be paid by Seller) or any transaction of Seller prior to or subsequent to the execution of this Agreement; and (ii) any liabilities, obligations, or costs resulting from any claim or lawsuit or other proceeding relating to the transferred Aloe Assets or naming Seller or any successor thereof as a party and arising out of events, transactions, or circumstances occurring or existing prior to the Closing Date.

Article II

Purchase Price

10.1	Purchase Price. The Purchase Price for the Aloe Assets is set forth on Schedule “2.1” and shall be payable as set forth on Schedule “2.1”.

10.2	Allocation of Purchase Price. Seller and Purchaser agree to allocate the Purchase Price among the Aloe Assets as set forth on Schedule “2.2”.

Article III

Closing

10.1	Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated (the “Closing”) at Noon, on or before November 2, 2004, or on such other date, or at such other time or place, as shall be mutually agreed upon by the parties hereto (the “Closing Date”).

Article IV

Representations and Warranties

10.1	General Statement. The parties make the representations and warranties to each other which are set forth in this Article IV. All such representations and warranties and all representations and warranties which are set forth elsewhere in this Agreement and in any financial statement, exhibit or document delivered by a party hereto to another party pursuant to this Agreement or in connection herewith shall survive the Closing for a period of two (2) years after the Closing Date, regardless of any investigation or lack of investigation by any of the parties to this Agreement. No specific representation and warranty shall limit the generality or applicability of a more general representation or warranty.

10.2	Representations and Warranties of Seller. Seller represents and warrants to the Purchaser that:

a.	Enforceability. This Agreement has been duly executed and delivered by Seller and constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency or other similar laws relating to creditors’ rights generally, now or hereafter in effect, and general principles of equity. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any court, government or governmental agency, or third person, with the exception of various creditors whose consent is required, and all of which consents shall be obtained on or prior to the Closing, in order to consummate the transactions contemplated by this Agreement.

b.	No Conflicts. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, and/or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which such Seller is bound.

c.	Ownership of Assets. Seller is the owner of the Aloe Assets, and owns such assets free and clear of any taxes, security interests, purchase rights, contracts, commitments, equities, claims, demands, liens, encumbrances, or other restrictions whatsoever in law or in equity; provided, however, that the Aloe Assets are subject to a security interest in favor of various creditors, all of which shall all be released on or before the Closing Date. Except for this Agreement, Seller is not a party to any purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of the Aloe Assets.

d.	Capacity. Seller has full legal power, right and authority and all authorizations and approvals required by law to enter into and perform this Agreement and to sell, transfer and deliver good, valid and marketable title to the Aloe Assets free and clear of any and all liens, claims, encumbrances, or rights of third parties whatsoever in accordance with the terms of this Agreement.

e.	Title. Upon consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, the Purchaser will acquire good, valid and marketable title to the Aloe Assets free and clear of all liens, claims, encumbrances, or rights of third parties whatsoever.

f.	No Commission. No commission has been paid nor will be paid by Seller in connection with the sale of the Aloe Assets to the Purchaser.

g.	Financial Information. The financial records for the Seller inspected and to be inspected by Purchaser contain a full and complete record and account, in all material respects, of the sales of the Aloe Products by Seller. There have been no material changes in the sales of the Aloe Products since such date, nor will there be prior to the Closing Date.

h.	Litigation. Except as disclosed on Schedule “4.2(h)”, to Seller’s knowledge there are no actions, suits, proceedings, arbitrations, or investigations pending or, threatened against Seller, or affecting the business of Seller, before any court, agency, or other governmental authority or instrumentality, domestic or foreign nor is any order, writ, judgment, injunction, or decree outstanding against the Seller. To Seller’s knowledge, the business of Seller is not being, and has not been since November 1, 1999, conducted in violation of any applicable law, ordinance, rule, regulation, judgment, writ, decree, injunction, or order of any Governmental Entity or arbitrator. To Sellers’ knowledge, Seller (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and (ii) is not a party or, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Seller.

i.	Warranties. Seller has made no express warranties with regard to the Aloe Products during the preceding six (6) years other than those attached hereto as Schedule “4.2(i)”.

j.	Aloe Products Pricing. Attached hereto as Schedule “4.2(j)” is a copy of the pricing for Aloe Products for the calendar year 2004 for each customer or class of customers. Seller warrants and represents that Seller has not offered or contracted to receive a price less than the price set forth on Schedule “4.2(j)”. Schedule “4.2(j)” also sets forth the discount, credit, manufacturer charge back, advertising allowance, and/or any other promotional program applicable to each such customer or class of customers with respect to the Aloe Products. Except as specifically disclosed on Schedule “4.2(j)”, Seller has not offered, advertised, nor marketed the Aloe Products at price less than that reflected on Schedule “4.2(j)” whether by way of discount, credit, manufacturer charge back, advertising allowance, or any other promotional means that is still in effect or was in effect during the calendar year 2004.

k.	No Change in Customer Relationships. Seller does not have any knowledge of any termination or cancellation of, or any material modification or change in, the business relationship of Seller with any material customer, or any existing condition or state of facts or circumstances affecting the business or Seller generally which has adversely affected or would reasonably be expected to adversely affect in any material way, the business relationships of Seller with its customers with respect to the Aloe Products, or has prevented or would reasonably be expected to prevent such business relationships from being carried on by Purchaser subsequent to the Closing in essentially the same manner as currently carried on with Seller.

l.	No Charge Backs, Credits, or Product Returns. Seller does not have any outstanding charge backs, credits, nor product returns for any Aloe Products, and Seller has no knowledge that any such charge backs, credits, nor product returns will occur following Closing for Aloe Products delivered to customers prior to Closing which has not been disclosed to Purchaser in writing by Seller in Schedule “4.2(l)”.

m.	No Bulk Sale. Seller shall pay or otherwise satisfy in the ordinary course of business all of its liabilities and obligations with respect to the Aloe Products. Further the inventory being transferred to Purchaser pursuant to this Agreement constitutes less than one-half of Seller’s inventories. Further, the transaction contemplated by this Agreement is not subject to any bulk sales laws and/or any law requiring notice to any creditor of Seller pursuant to the Uniform Commercial Code.

n.	Solvency. Seller is not now insolvent, and will not be rendered insolvent by the transaction contemplated by this Agreement. As used in this Section, “insolvent” means that the sum of Seller’s debts and other probable liabilities exceeds the present fair saleable value of Seller’s assets. Immediately after giving effect to the consummation of the transaction contemplated by this Agreement, (i) Seller will be able to pay its liabilities as they become due in the usual course of its business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

•	. Intellectual Property. The Seller owns or is licensed to use all trademarks, trade names, assumed names, service marks, logos, copyrights, trade secrets, technology, know-how, and processes which are material to the business of the Seller with regard to the Aloe Products as heretofore conducted (collectively, the “Proprietary Rights”) free and clear of all liens, and all of such Proprietary Rights are included in the Aloe Assets. With respect to Proprietary Rights which are registered or as to which application for registration has been made, the Seller is owner thereof and is the record owner thereof. A list of all Seller’s trademarks, trade names, and logos together with any registrations and applications relating to any of the Proprietary Rights is set forth in Schedule 4.2(o)”. To Seller’s knowledge, no Proprietary Rights used by the Seller, and no services or products sold by the Seller, conflict with or infringe upon any proprietary rights of any third party. The Seller has not entered into any consent, indemnification, forbearance to sue, or settlement agreement with respect to Proprietary Rights. No claims have been asserted in writing by any person with respect to the validity of or the Seller’s ownership or right to use the Proprietary Rights and, to the knowledge of the Seller, there is no reasonable basis for any such claim. The Proprietary Rights are valid and enforceable and no registration relating thereto has lapsed, expired, or been abandoned or cancelled or is the subject of a cancellation proceeding. Schedule 4.2(o)” sets forth all of the material licenses to which the Seller is a party relating to the licensing of Proprietary Rights. The Seller has complied with, in all material respects, its respective contractual obligations relating to the protection of the Proprietary Rights used pursuant to licenses. The consummation of the transactions contemplated hereby will not alter or impair any Proprietary Rights. To the best knowledge of the Seller, no person is infringing on or violating the Proprietary rights owned or used by the Seller.

p.	No Material Omission. The representations and warranties of Seller in this Agreement, and all representations, warranties and statements of Seller contained in any schedule, sales data, exhibit, list or document delivered pursuant to this Agreement do not omit to state a material fact necessary in order to make such representations, warranties and statements not misleading.

10.3	The Purchaser’s Representations and Warranties. The Purchaser represents and warrants to the Seller that:

a.	Authority. The Purchaser has full power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.

b.	Enforceability. This Agreement has been duly executed and delivered by the Purchaser, and constitutes a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency or other similar laws relating to creditors’ rights generally, now or hereafter in effect and general principles of equity.

c.	Consents. Any notice, authorization, consent, approval, permit, or license of, or filing with, any governmental or public body or authority, any lender or lessor, or any other person or entity required to authorize or required in connection with, the execution, delivery, and performance of this Agreement by the Purchaser has been obtained.

d.	No Conflicts. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject, and/or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which such Purchaser is bound.

Article V

Conditions Precedent

10.1	Conditions Precedent to the Purchaser’s Obligations. The obligation of the Purchaser to close the transactions contemplated by this Agreement is subject to the satisfaction or the fulfillment of all of the following conditions on or prior to the Closing Date, upon non-fulfillment of any of which, this Agreement may, at the Purchaser’s option, be terminated pursuant to and with the effect set forth in Article IX:

a.	Each and every representation and warranty made by the Seller shall have been true and correct when made and shall be true and correct as if originally made on the Closing Date.

b.	All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which the Seller would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been performed.

c.	No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby.

d. Seller shall deliver all of the Aloe Assets to Purchaser.

e.	Seller shall have obtained a release of any and all security interests in the Aloe Assets in a form reasonably acceptable to Purchaser from Wells Fargo Business Credit, Inc., Health Holdings & Botanicals, David Weil, and Bill Stewart.

10.2	Conditions Precedent to the Seller’s Obligations. The obligation of the Seller to close the transactions contemplated by this Agreement is subject to the satisfaction or the fulfillment of all of the following conditions on or prior to the Closing Date, upon non-fulfillment of any of which, this Agreement may, at the Seller’s option, be terminated pursuant to and with the effect set forth in Article IX:

a.	Each and every representation and warranty made by the Purchaser shall have been true and correct when made and shall be true and correct as if originally made on the Closing Date.

b.	All obligations of the Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which the Purchaser would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been performed.

c.	No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby.

d. Purchaser shall deliver the Purchaser Price to Seller.

e. Purchaser shall deliver valid, current California and Texas resale certificates.

Article VI

Closing

10.1	Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VI. All documents to be delivered shall be in form and substance reasonably satisfactory to the party to whom such documents are to be delivered.

10.2	The Purchaser’s Deliveries. Subject to the fulfillment or written waiver of the conditions set forth in Section 5.1, the Purchaser shall execute and/or deliver to the Seller all of the following:

a.	Counterpart of this Agreement and any related agreements duly executed by the Purchaser.

b. The Cash Consideration as defined herein above.

c.	Any other instruments that the Seller may reasonably deem necessary or desirable to effect or evidence that transfers contemplated hereby.

10.3	The Seller’s Deliveries. Subject to the fulfillment or written waiver of the conditions set forth in Section 5.2, the Seller shall execute and/or deliver to the Purchaser all of the following:

a. Bill of Sale for the Aloe Assets set forth in Exhibit “B”.

b.	Proprietary Rights Assignment of the Trademark, Web site, domain name, and other proprietary rights of Seller transferred to Purchaser in form reasonably acceptable to Purchaser.

c.	Any and all material consents and/or approvals required in order for the Seller to transfer the Aloe Assets to the Purchaser and to complete the transactions contemplated by this Agreement.

d.	Counterpart of this Agreement and any related agreements duly executed by the Seller.

e.	A Noncompete Agreement in the form provided as Exhibit “C” attached hereto and incorporated herein.

f.	Any other instruments that the Purchaser may reasonably deem necessary or desirable to effect or evidence the transactions contemplated hereby.

Article VII

Post-Closing Covenants

10.1	Licenses and Permits. Seller shall cooperate with the Purchaser in all reasonable respects in connection with the Purchaser’s application or the transfer, renewal, or issuance of any permit, license or authorization required in connection with this transaction.

10.2	Covenant Not to Compete. As an inducement for the Purchaser to enter into this Agreement, Seller expressly agrees that, without prior written consent of Purchaser, for a period of five (5) years following the Closing Date, Seller shall not, for itself or as an investor, partner, owner, director, shareholder, of any person, firm, partnership, company, and/or corporation:

a.	conduct any business that is in competition with the manufacture, sale or distribution of any product that is the same or similar to the Aloe Products;

b.	manufacture, sale or distribute any skin care, hair care, and/or body care product whether containing aloe vera or not; or

c.	induce or attempt to induce, directly or indirectly, any customer of Seller to discontinue their relationship with Purchaser.

Notwithstanding the foregoing, the Seller shall not be prohibited by this Section 7.2 from acting as a passive investor where it owns not more than one percent (1%) of the issued and outstanding capital stock of any publicly held company.

10.3	Confidential Information. Seller acknowledges that all customer, supplier and distributor lists, manufacturing techniques, formulas, sales, marketing and expansion strategies, technology, processes of Seller and Purchaser relating to the business conducted with the Aloe Assets, and all related information concerning the products, services, production, development, technology and all related technical information, procurement, and sales activities and procedures, promotion, and pricing techniques, and credit financial data relating to the business conducted with the Aloe Assets concerning customers of Seller and Purchaser are valuable, special, and unique assets of Seller, and Purchaser (collectively “Confidential Information”). The parties agree that all Confidential Information of Seller shall be transferred to Purchaser as part of the Aloe Assets pursuant to the terms of this Agreement. In recognition of this, Seller represents and agrees that except as specifically authorized in writing by Purchaser, during the five (5) year period following the date of this Agreement, Seller will not (i) disclose any Confidential Information to any person or entity, or (ii) make use of any Confidential Information for its own purposes or for the benefit of any person or entity other than Purchaser, except for disclosures required by law or by court order, in which event Purchaser shall be given prompt notice of any such compelled disclosure, and, if possible, opportunity to defend its rights hereunder prior to any such compelled disclosure being made. Seller acknowledges that this covenant to maintain Confidential Information is necessary to protect the goodwill and proprietary interest of Seller and that restriction against disclosure of Confidential Information is reasonable in light of the consideration and other value Seller has accepted pursuant to this Agreement.

10.4	Confidentiality of Schedules. Seller acknowledges and agrees that Schedules “1.3”,”2.1”, “2.2”, 4.2(h), 4.2(i), 4.2(j), and 4.2(l) contain trade secrets, proprietary information, and/or confidential information. Seller represents and agrees that except as specifically authorized in writing by Purchaser, Seller will not disclose the contents of said Schedules to any person or entity except for disclosures required by law or by court order, in which event Purchaser shall be given prompt notice of any such compelled disclosure, and, if possible, opportunity to defend its rights hereunder prior to any such compelled disclosure being made.

10.5	License. Seller hereby grants to Purchaser, for a period of twelve (12) months, a royalty-free, non-exclusive license to use the trademark “Naturade” for any Aloe Products manufactured within twelve (12) months of the Closing Date. Purchaser shall not be entitled to grant any sublicense with respect to such trademark without the prior written consent of Seller. Seller shall retain the ownership of any and all rights to the “Naturade” trademark (except as expressly set forth in this Section 7.5). Purchaser shall maintain the quality of the goods and services that utilize such trademark and use reasonable efforts to protect the reputation of such trademark. Purchaser shall inform Seller of any potential infringement of such trademark by third parties of which Purchaser has knowledge. Purchaser shall not challenge or contest in any way the validity of such trademark, its registration, or its ownership.

10.6	Transition. Prior to the Closing Date, Purchaser and Seller shall agree in writing upon a process for handling orders and product shipments during a reasonable transition period following the Closing Date. Purchaser and Seller shall also agree in writing upon a process for introducing Purchaser to Seller’s customers and notifying Seller’s customers of Purchaser’s purchase of the Aloe Assets. Any and all of Seller’s press releases to the public regarding the transaction contemplated by this Agreement, and communications to vendors and customers regarding the transaction reasonably contemplated by this Agreement shall be approved by Purchaser in writing.

Article VIII

Indemnification Agreement

10.1	General. From and after the Closing, the parties shall indemnify each other as provided in this Article VIII. For the purposes of this Article VIII, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing. As used in this Agreement, the term “Damages” shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, sustained or incurred in connection with the defense or investigation of any such claim.

10.2	The Seller’s Indemnification Obligations. The Seller shall defend, indemnify, save and keep harmless the Purchaser, and their respective representatives, officers, directors, agents, employees, successors and assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of any inaccuracy in or breach of any representation and warranty made by the Seller in this Agreement or in any closing document delivered to the Purchaser in connection with this Agreement; provided, however, that, the aggregate amount required to be paid by Seller pursuant to clause this Section 8.2 shall not exceed $1,000,000. The Purchaser shall have the right to reduce amounts due Seller for damages to Purchaser resulting from the breach of this Agreement and/or any agreements incorporated herein including, but not limited to, the Noncompete Agreement.

10.3	The Purchaser’s Indemnification Obligations. The Purchaser shall defend, indemnify, save and keep harmless the Seller, and their respective representatives, officers, directors, agents, employees, successors and assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of any inaccuracy in or breach of any representation and warranty made by the Purchaser in this Agreement.

10.4	Exclusive Remedy. This Section 8 shall (in the absence of fraud) be the sole and exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Aloe Assets contemplated hereby.

Article IX

Termination

10.1	Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated prior to Closing by:

a. the mutual written consent of the Purchaser and the Seller;

b.	either the Purchaser or the Seller, if the Closing shall not have occurred at or before 11:59 p.m. on November 2, 2004; provided, however, that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date; or

c.	Seller, on the one hand, or by the Purchaser, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants or agreements contained herein.

Article X

Miscellaneous

10.1	Expenses. Each party shall be responsible and pay for its respective expenses, in connection with the authorization, preparation, execution and performance of this Agreement, including without limitation, all fees and expenses of agents, representatives, counsel, accountants and consultants.

10.2	Notices. Any notice required or permitted to be given under this Agreement shall be made in writing, and shall be effective when mailed, by registered or certified mail as follows:

To the Purchaser: L.O.D.C. Group, Ltd..

Attention: Mr. Don Lovelace

1887 Geesling Road
Denton, Texas 76208

Copy to:	Wayne Paul Frank
Attorneys at Law
2250 State Highway 114 West, Suite 200
Grapevine, Texas 76051
To the Seller:	Naturade, Inc.
Attention: Mr. Bill D. Stewart

14370 Myford Road, Suite 100

Irvine, CA 92606

Copy to:	Peter Menard
Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street

Los Angeles, CA 90071

Any party may change said address by notice to the other parties in accordance with the terms hereof.

10.3	Representations as to Compliance with Law. Whenever a representation or warranty is made herein with respect to compliance with any law, that representation means the applicable subject matter is in compliance with applicable statutes, regulations and ordinances as in existence on the date hereof and on the Closing Date and does not extend to any amendments or revisions of such laws adopted subsequent to such dates.

10.4	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.5	Entire Agreement. This Agreement, including the exhibits hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings. The parties hereto may, by mutual consent, amend or modify and supplement this Agreement in such manner as may be agreed upon in writing.

10.6	Waiver, Discharge, etc. This Agreement may not be released, discharged or modified except by an instrument in writing signed on behalf of each of the parties hereto. The failure of a party to enforce any provision of this Agreement shall not be deemed a waiver by such party of any other provision or subsequent breach of the same or any other obligation hereunder.

10.7	Governing Law. This Agreement shall be construed and the rights of the parties hereunder shall be governed by laws of the State of Texas. Venue for any dispute regarding this Agreement shall be in a court of competent jurisdiction in Denton County, Texas.

10.8	Counterparts. This Agreement may be executed in one or more counterparts and via facsimile, each of which shall be deemed to be an original, but all of which shall constitute one Agreement.

10.9	Survival of the Parties Representations, The representations and warranties made by the Parties in this Agreement are made as of the date hereof and as of the Closing Date and shall survive the Closing for a period of two (2) years after the Closing Date.

10.10	Severability. Any portion of this Agreement which a court of competent jurisdiction shall determine to be void or unenforceable against public policy, or for any other reason, shall be deemed to be severable from this Agreement and shall have no effect on the other covenants or provisions in this Agreement. It is agreed that the court shall be empowered to reform and construe any provision that would otherwise be void or unenforceable in a manner that will be valid and enforceable to the maximum extent permitted by law.

10.11	Attorneys’ Fees. In the event that any action or proceeding is brought in connection with this Agreement, the prevailing party therein shall be entitled to recover its costs and reasonable attorney’s fees.

10.12	Mediation. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation before resorting to litigation, or some other dispute resolution procedure. The costs for the mediator shall be split equally between the parties.

IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement as of the date first written above.

Seller:

Naturade, Inc.

/s/Stephen M. Kasprisin

By: Stephen M. Kasprisin Chief Operating Officer

Purchaser:
L.O.D.C. Group, Ltd.

By: L.O.D.C. Inc.

/s/Don Lovelace

By:	Don Lovelace, President

Exhibit “A”

Aloe Products

Exhibit “B”

Aloe Assets

Exhibit “C”

Noncompete Agreement

NONCOMPETITION AND NONDISCLOSURE AGREEMENT

This Noncompetition Agreement (“Agreement”) is entered into by and between L.O.D.C. Group, LTD. a Texas limited partnership (the “LODC”) and Naturade, Inc., a Delaware corporation, (the “Naturade”).

Recitals:

WHEREAS, LODC has entered into an agreement with Naturade to purchase various assets related to the aloe vera based health and beauty aid products and aloe vera gel concentrate drinks manufactured and sold by Naturade pursuant to an Asset Purchase Agreement; and

WHEREAS, LODC desires to obtain an agreement not to compete from Naturade and requires that such agreement not to compete be executed as part of the transaction to purchase the various assets related to the aloe vera based health and beauty aid products and aloe vera gel concentrate drinks manufactured and sold by Naturade pursuant to an Asset Purchase Agreement; and

NOW THEREFORE, in consideration of the mutual promises set forth herein, Ten Dollars ($10.00), and other good and valuable consideration the amount and sufficiency of which is hereby acknowledged, LODC and Naturade, intending to be legally bound, agree as follows

Article One: Reasonableness of Agreement

5.1	Naturade and LODC agree, warrant, and represent that this Agreement is necessary to protect the business goodwill, business interests and proprietary rights that LODC is purchasing pursuant to the Asset Purchase Agreement and that the parties hereto have independently discussed, reviewed and had the opportunity of legal counsel to consider this Agreement.

5.2 Naturade does hereby agree and stipulate to the following:

(a) This Agreement is fair and reasonable in its:

1. geographical area;
2. length of time; and
3. scope of activity being restrained.

(a)	The limitations in this Agreement do not impose a greater restraint than is necessary to protect the goodwill or other business interest of LODC.

Article Two: No Compete

5.1	Naturade expressly agrees that, without prior written consent of LODC, for a period of five (5) years following the Closing Date, Naturade shall not, for itself or as an investor, partner, owner, director, shareholder, of any person, firm, partnership, company, and/or corporation:

a.	conduct any business that is in competition with the manufacture, sale or distribution of any product that is the same or similar to the Aloe Products;

b.	manufacture, sale or distribute any skin care, hair care, and/or body care product whether containing aloe vera or not; or

c.	induce or attempt to induce, directly or indirectly, any customer of Naturade to discontinue their relationship with LODC.

Notwithstanding the foregoing, Naturade shall not be prohibited by this Section 2.1 from acting as a passive investor where it owns not more than one percent (1%) of the issued and outstanding capital stock of any publicly held company.

Article Three: Remedies

5.1	In the event of the breach or threatened breach by Naturade of any provision hereof, LODC shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to any other legal and equitable relief to which it may be entitled, including any and all monetary damages which LODC may incur as a result of said breach, violation or threatened breach or violation. LODC may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

5.2	In the event LODC should be required to resort to a court of competent jurisdiction to enforce or construe this Agreement, LODC shall be entitled to recover reasonable attorney’s fees and related court costs.

Article Four: Severance

5.1	The intent of each party hereto is that the restrictions and limitations on Naturade described herein shall apply and be enforceable to the fullest extent allowed by law and shall under no circumstances be terminated in full in the event that any portion of such limitations or restrictions exceed applicable law. The illegality, invalidity or unenforceability of any term or provision of this Agreement shall have no effect on any other term or provision of this Agreement and the provision held to be void, illegal or unenforceable shall be limited so that it shall remain in effect to the extent permissible by law. In the event any court of competent jurisdiction determines that any part of the provisions hereof exceed any applicable geographical, temporal or other legal or equitable limitations or restrictions, then such court is hereby authorized and requested by the parties to limit or reform the applicable limitations and restrictions to the minimum extent necessary so that such limitations and restrictions set forth herein are enforceable under applicable law.

Article Five: General And Administrative Provisions

5.1	Parties Bound. This Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns.

5.2	No Waiver. A failure or delay in the enforcement of the rights detailed in this Agreement by LODC shall not constitute a waiver of those rights or be considered a basis for estoppel. LODC may exercise its rights under this Agreement despite any delay or failure to enforce those rights.

5.3	Paragraph Headings. The paragraph headings used in this Agreement are descriptive only and shall have no legal force or effect whatever.

5.4	Use of Pronouns. The use of the neuter, masculine, or singular to refer to a party described in this Agreement shall be deemed a proper reference whether the party is an individual, a partnership, a corporation, or a group of two or more individuals, partnerships, or corporations. The grammatical changes required to make the provisions of this Agreement applicable to corporations, partnerships, individuals, or groups of individuals, or to females as well as males shall in all instances be assumed as though in each case fully expressed.

5.5	Texas Law. This Agreement is made according to the laws of the State of Texas. The parties expressly agree that this Agreement is governed by, and will be construed and enforced in accordance with Texas law. Venue for any dispute arising out of or in any way related to this Agreement shall be in a court of competent jurisdiction in Denton County, Texas.

5.6	Entire Agreement. This Agreement along with the Asset Purchase Agreement contains the complete agreement between the parties hereto with respect to the subject matter hereof, and supersedes any existing agreements between such parties with respect to the subject matter hereof and cannot be changed or terminated except by written instrument executed by each of the parties.

5.7	Continuation Following Assignment. Naturade agrees that this Agreement and the covenants contained herein shall continue to be binding and controlling on Naturade notwithstanding the assignment of all or any part of LODC’s rights to or interest in LODC’s business.

5.8	Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.

Effective this the day of November 2004.

Naturade:

Naturade, Inc.

By:

LODC:

L.O.D.C. Group, Ltd.

By: L.O.D.C. Inc.

By: Don Lovelace, President

Schedule “1.3”

Purchase Orders

Schedule “2.1”

Purchase Price

The Purchase Price for the Aloe Assets shall be One Million Two Hundred Fifty Thousand and no/100 Dollars ($1,250,000.00) payable as follows:

a.	Cash Consideration: One Million Two Hundred Twenty-Five Thousand and No/100 Dollars in Cash Consideration shall be paid by Purchaser in cash on the Closing Date by wire transfer to an account designated by Seller (“Cash Consideration”). The Cash Consideration is based upon an estimated inventory amount of $150,000.00 that is subject to change on the Closing Date based upon the inventory adjustment set forth in subparagraph c below.

b.	Hold Back: Twenty-five Thousand and No/100 Dollars shall be paid by Purchaser in cash nine (9) months following the Closing Date by wire transfer to an account designated by Seller (“Holdback”). Purchaser may offset against the Holdback any and all amounts due Purchaser pursuant to the indemnification obligation set forth herein below and/or any and all charge backs, credits, or product returns;

c.	Inventory Adjustment: One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) of the Purchase Price has been allocated to the inventory of the Aloe Products and labels purchased by Purchaser on the Closing Date. An inventory count of the Aloe Product and labels shall be taken as of the Closing Date at Seller’s expense by Seller’s personnel. Purchaser shall be given the opportunity to observe this inventory and make counts as it deems appropriate. Any cost related to Purchaser’s review of the inventory count will be the sole responsibility of the Purchaser. The inventory shall be computed at Seller’s average cost as recorded on Seller’s perpetual inventory system; such cost is based only upon Seller’s cost paid to third parties for the manufacture and delivery of the inventory. The cost shall not include any of the Seller’s overhead or other expenses related to the inventory. The Purchase Price shall be adjusted by the amount by which the final inventory of Aloe Product and labels exceed or are less than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00).

Schedule 2.2

Allocation of Purchase Price

a. Inventory: $150,000.00*

b. Trademarks, patents, copyrights,

	customer list, supply contracts, etc.:	$700,000.00
c.	Noncompete Agreement:	$400,000.00

• The Inventory amount of $150,000.00 is based upon an estimated inventory. Amounts allocated to Inventory shall be adjusted as provided in Schedule 2.1 subparagraph (c).

Schedule “4.2(h)”

Litigation

Schedule “4.2(i)”

Warranties

Schedule “4.2(j)”

Pricing

Schedule “4.2(l)”

Charge backs and Discounts

Schedule “4.2(0)”

Intellectual Property